Exhibit 99.1
For Immediate Release:

RENT-A-CENTER, INC.
ANNOUNCES TWO KEY EXECUTIVE APPOINTMENTS

Plano, Texas, June 10, 2014 - Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced the appointment of two new senior executives.

The Company named Guy J. Constant as Executive Vice President - Finance, Chief Financial Officer and Treasurer effective as of June 16, 2014. As chief financial officer, Mr. Constant will be responsible for all aspects of the financial operations of the Company, and will play a key role in developing and executing the Company’s strategic plan. He will report to Robert D. Davis, Chief Executive Officer of the Company.

“We are very excited to have Guy join our team. Guy is a highly accomplished executive with a broad understanding of retail finance and operations. His depth of experience in multi-unit, geographically dispersed retail operations and proven leadership skills make him the ideal candidate to join our team as we continue to execute on the exciting transformational initiatives currently under way at Rent-A-Center,” said Mr. Davis.

Mr. Constant was previously employed by Brinker International, Inc. and held several key financial positions over his 10-year tenure, most recently serving as Executive Vice President, Chief Financial Officer and President of Global Business Development, from January 2013 until March 2014; Executive Vice President and Chief Financial Officer, from September 2010 to January 2013; Senior Vice President of Finance, from May 2008 to September 2010; Vice President of Strategic Planning, Analysis and Investor Relations, from September 2005 to May 2008; and Senior Director of Compensation, from November 2004 to September 2005.

Prior to Brinker, Mr. Constant spent nine years at AMR Corporation, the parent of American Airlines, in various finance positions of increasing scope and responsibility. Mr. Constant earned his Bachelor of Arts in Economics and Political Science from the University of Manitoba, and a Master of Business Administration from the University of Western Ontario.

"I am very pleased to be joining Rent-A-Center and the strong leadership team Robert has assembled,” said Mr. Constant. “I look forward to working with the team to build new competencies and capabilities that will strengthen and sustain Rent-A-Center’s market-leading position,” he concluded.

The Company also named Jody Diaz as Senior Vice President - Human Resources and Chief People Officer effective as of June 16, 2014.

A seasoned human resources executive, Ms. Diaz has led the human resources function for a variety of large employers. Most recently, she served as Senior Vice President of Human Resources for Ace Cash Express, a leading retailer of financial services. Prior to that she served as Chief Human Resources Officer for United Surgical Partners International, a then publicly traded company with over 10,000 employees.

Reporting to Rent-A-Center Executive Vice President and Chief Administrative Officer Chris Korst, Ms. Diaz is charged with the development and implementation of value-added human resources and organizational development programs aligned with strategic operational and profit objectives.

“Jody has distinguished herself as a highly accomplished HR leader with a diverse set of skills honed over 18 years at a number of multi-unit businesses,” said Mr. Korst. “She’s clearly a strong fit for us and we’re pleased to have her on board.”

Ms. Diaz earned a Master of Business Administration in organizational development from the University of Dallas and a Bachelor’s in Accounting from the University of Saskatchewan in Canada.

“I’m delighted to join Rent-A-Center, with its outstanding business, people and reputation,” said Ms. Diaz. “I look forward to aligning the people agenda with the growing business initiatives and ensuring that we retain, develop and attract a best-in-class workforce.”

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,170 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,355 AcceptanceNOW kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc. (previously ColorTyme, Inc.), a wholly owned subsidiary of the Company, is a franchisor of approximately 180 rent-to-own stores operating under the trade name of “Rent-A-Center,” “ColorTyme,” or “RimTyme.” For additional information about the Company, please visit www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 david.carpenter@rentacenter.com